SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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July 15, 1999

Dear Investor:

We are writing to inform you that you have the opportunity to vote again on one of the proposals presented at your fund's recent shareholder meeting. In the discussion below, we are providing you with additional information relevant to the proposal to ratify selection of the funds' independent accountants. If you would like to change your vote after reading this information, you may do so by returning the enclosed proxy card. If you do not wish to vote again, there is no need to take any action.

Fidelity Balanced Fund, Fidelity Global Balanced Fund, Fidelity Low-Priced Stock Fund and Fidelity Puritan Fund (the funds) held a special meeting of shareholders on July 14th. However, in light of information that PricewaterhouseCoopers LLP (PwC) communicated to officers of the funds after the funds' proxy statement was mailed on May 17, 1999, the meeting was adjourned with respect to proposal number 2, the proposal for shareholder ratification of the selection of PwC as independent accountants for the funds. A shareholder vote on this proposal is now scheduled to take place on August 6, 1999.

Professional and regulatory standards pertaining to independence of accountants set forth, among other things, that an accounting firm and its partners and certain professional staff not hold any direct or material indirect financial interest in a fund during the period of the accountant's professional engagement to examine a fund's financial statements or at the date of its report.

After the proxy statement was mailed on May 17, 1999, PwC communicated to officers of the funds that, as of that date, a manager in PwC's consulting business in its Boston office held shares of Fidelity Puritan Fund. This investment was inconsistent with independence standards pertaining to accountants. This person, who sold his shares on June 15, 1999, has not provided any professional services on behalf of PwC to any of the funds.

The identification of this person's investment arose out of an ongoing internal review that PwC is conducting to identify any instances in which PwC professionals held financial interests in public audit clients such as the funds in a manner inconsistent with independence standards pertaining to accountants. The review was undertaken by PwC as part of a settlement agreement entered into with the Securities and Exchange Commission on January 14, 1999 relating to investments by a PwC-sponsored retirement plan and some of PwC's personnel in certain public audit clients. PwC's review has determined that, in a number of instances, other PwC professionals held shares of Fidelity Balanced Fund, Fidelity Low-Priced Stock Fund, and Fidelity Puritan Fund, as well as certain other Fidelity funds. PwC has represented to the funds that to the best of its knowledge and belief, with the exception of the individual referred to above, no PwC professional held investments inconsistent with independence standards pertaining to accountants in the three named funds on or after May 17, 1999.

PwC has advised officers and trustees of the funds that its audits were undertaken with objectivity and independence in mental attitude as required by generally accepted auditing standards and that its associated audit reports can be relied upon.

PwC has advised the funds that, as of July 15, 1999, to the best of its knowledge and belief, no PwC professional held any direct or material indirect ownership interest in the funds inconsistent with independence standards pertaining to accountants. Trustees of the funds have considered the representations of PwC regarding this matter and believe it is appropriate to proceed with the shareholder vote on this proposal.

The shareholder vote on this proposal has been rescheduled for August 6, 1999 at 10:30 a.m. to allow shareholders to consider this new information. Any shareholder who wishes to vote on this proposal, or to change or revoke his or her proxy previously given may do so by completing proposal 2 on the enclosed proxy card and mailing it in the postage-paid envelope provided or by attending the shareholder meeting in person. Any votes received on the other proposals on the proxy card (which shareholders already have voted on) will not be counted. All proxies previously received for which we do not receive further instructions will be voted in accordance with instructions previously received with respect to proposal 2.

If you have any questions on this matter, please call Fidelity
Investments at 1-800-544-8888. I want to thank you for your time and consideration.

Sincerely,
Eric D. Roiter
Secretary

enclosure